Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Form on S-8 pertaining to the 2006 Equity Incentive Plan of Tapestry Pharmaceuticals, Inc. of our report dated February 9, 2006 relating to the consolidated financial statements, which appears in Tapestry Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2005.

/s/ Grant Thornton LLP

Denver, Colorado

May 2, 2006